                           WILD OATS MARKETS, INC.


                          SERIES E PREFERRED STOCK
                             PURCHASE AGREEMENT

                                JULY 12, 1996

                              TABLE OF CONTENTS

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1. PURCHASE AND SALE OF STOCK  . . . . . . . . . . . . . . . . . . . .  1

         1.1 Sale and Issuance of Series E Preferred Stock . . . . . .  1
         1.2 Closing . . . . . . . . . . . . . . . . . . . . . . . . .  1

2. REPRESENTATIONS AND WARRANTIES OF THE COMPANY . . . . . . . . . . .  1

         2.1 Organization, Good Standing and Qualification . . . . . .  1
         2.2 Capitalization and Voting Rights  . . . . . . . . . . . .  2
         2.3 Subsidiaries .  . . . . . . . . . . . . . . . . . . . . .  2
         2.4 Authorization . . . . . . . . . . . . . . . . . . . . . .  2
         2.5 Valid Issuance of Series E Preferred and Common Stock . .  3
         2.6 Governmental Consents . . . . . . . . . . . . . . . . . .  3
         2.7 Compliance with Law . . . . . . . . . . . . . . . . . . .  3
         2.8 Litigation  . . . . . . . . . . . . . . . . . . . . . . .  4
         2.9 Proprietary Rights  . . . . . . . . . . . . . . . . . . .  4
         2.10 Compliance with Other Instruments  . . . . . . . . . . .  5
         2.11 Agreements; Action . . . . . . . . . . . . . . . . . . .  5
         2.12 Disclosure . . . . . . . . . . . . . . . . . . . . . . .  7
         2.13 Registration Rights  . . . . . . . . . . . . . . . . . .  7
         2.14 Corporate Documents  . . . . . . . . . . . . . . . . . .  7
         2.15 Title to and Sufficiency of Property and Assets  . . . .  7
         2.16 Financial Statements . . . . . . . . . . . . . . . . . .  8
         2.17 Changes  . . . . . . . . . . . . . . . . . . . . . . . .  8
         2.18 Employee Benefit Plans . . . . . . . . . . . . . . . . .  9
         2.19 Tax Returns, Payments and Elections .  . . . . . . . . .  9
         2.20 Business . . . . . . . . . . . . . . . . . . . . . . . .  9
         2.21 Environmental Compliance . . . . . . . . . . . . . . . .  9
         2.22 Absence of Certain Commercial Practices. . . . . . . . . 10
         2.23 Insurance  . . . . . . . . . . . . . . . . . . . . . . . 11
         2.24 Minute Books . . . . . . . . . . . . . . . . . . . . . . 11
         2.25 Labor Agreements and Actions . . . . . . . . . . . . . . 11
         2.26 Material Liabilities . . . . . . . . . . . . . . . . . . 11
         2.27 Small Business Matters . . . . . . . . . . . . . . . . . 12

3. REPRESENTATIONS AND WARRANTIES OF THE SERIES E INVESTORS  . . . . . 12

         3.1 Authorization . . . . . . . . . . . . . . . . . . . . . . 12
         3.2 Purchase Entirely for Own Account . . . . . . . . . . . . 12
         3.3 Disclosure of Information . . . . . . . . . . . . . . . . 13
         3.4 Investment Experience . . . . . . . . . . . . . . . . . . 13
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                               TABLE OF CONTENTS

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         3.5 Accredited Series E Investor.  . . . . . . . . . . . . .  13
         3.6 Restricted Securities. . . . . . . . . . . . . . . . . .  13
         3.7 Further Limitations on Disposition.  . . . . . . . . . .  13
         3.8 Legends. . . . . . . . . . . . . . . . . . . . . . . . .  14
         3.9 Consents.  . . . . . . . . . . . . . . . . . . . . . . .  14

4. STATE COMMISSIONER OF CORPORATIONS.  . . . . . . . . . . . . . . .  14
5. CONDITIONS OF SERIES E INVESTOR'S OBLIGATIONS AT THE CLOSING.  . .  14

         5.1 Representations and Warranties.  . . . . . . . . . . . .  14
         5.2 Performance. . . . . . . . . . . . . . . . . . . . . . .  15
         5.3 Qualifications.  . . . . . . . . . . . . . . . . . . . .  15
         5.4 Proceedings and Documents. . . . . . . . . . . . . . . .  15
         5.5 Compliance Certificate.  . . . . . . . . . . . . . . . .  15
         5.6 Certificate of Incorporation.  . . . . . . . . . . . . .  15
         5.7 Bylaws.  . . . . . . . . . . . . . . . . . . . . . . . .  15
         5.8 Board of Directors.  . . . . . . . . . . . . . . . . . .  15
         5.9 Stockholders Agreement.  . . . . . . . . . . . . . . . .  15
         5.10 Committees. . . . . . . . . . . . . . . . . . . . . . .  16
         5.11 Registration Rights Agreement.  . . . . . . . . . . . .  16
         5.12 Legal Opinions. . . . . . . . . . . . . . . . . . . . .  16

6. CONDITIONS OF THE COMPANY'S OBLIGATIONS AT THE CLOSING.  . . . . .  16

         6.1 Representations and Warranties.  . . . . . . . . . . . .  16
         6.2 Payment of Purchase Price. . . . . . . . . . . . . . . .  16
         6.3 Performance. . . . . . . . . . . . . . . . . . . . . . .  16
         6.4 Certificate of Incorporation.  . . . . . . . . . . . . .  16
         6.5 Qualifications.  . . . . . . . . . . . . . . . . . . . .  16

7. REGISTRATION RIGHTS. . . . . . . . . . . . . . . . . . . . . . . .  16
8. COVENANTS OF THE COMPANY.  . . . . . . . . . . . . . . . . . . . .  17

         8.1 SBIC Regulatory Compliance Cooperation.  . . . . . . . .  17
         8.2 Information Rights and Related Covenants . . . . . . . .  18
         8.3 Assignment.  . . . . . . . . . . . . . . . . . . . . . .  19
9. MISCELLANEOUS. . . . . . . . . . . . . . . . . . . . . . . . . . .  19

         9.1 Survival of Warranties.  . . . . . . . . . . . . . . . .  19
         9.2 Benefit of Agreement; Successors and Assigns.  . . . . .  20
         9.3 Governing Law. . . . . . . . . . . . . . . . . . . . . .  20





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                               TABLE OF CONTENTS

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         9.4 Counterparts.  . . . . . . . . . . . . . . . . . . . .  20
         9.5 Titles and Subtitles.  . . . . . . . . . . . . . . . .  20
         9.6 Notices. . . . . . . . . . . . . . . . . . . . . . . .  20
         9.7 Finder's Fee.  . . . . . . . . . . . . . . . . . . . .  20
         9.8 Expenses.  . . . . . . . . . . . . . . . . . . . . . .  21
         9.9 Amendments and Waivers.  . . . . . . . . . . . . . . .  21
         9.10 Severability. . . . . . . . . . . . . . . . . . . . .  21
         9.11 Aggregation of Stock. . . . . . . . . . . . . . . . .  21
         9.12 Integration.  . . . . . . . . . . . . . . . . . . . .  21
         9.13 Special Triggering Event. . . . . . . . . . . . . . .  21

10. MERGER. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22

                           WILD OATS MARKETS, INC.
                           SERIES E PREFERRED STOCK
                              PURCHASE AGREEMENT


     THIS SERIES E PREFERRED STOCK PURCHASE AGREEMENT is dated as of July
12, 1996, by and between WILD OATS MARKETS, INC., a Delaware corporation (the "Company"), and the investors identified on the counterpart signature pages and Schedule A hereto, each of which is herein referred to as a "Series E Investor."

     THE PARTIES HEREBY AGREE AS FOLLOWS:

1.   PURCHASE AND SALE OF STOCK.

     1.1 SALE AND ISSUANCE OF SERIES E PREFERRED STOCK. The Company shall adopt and file with the Secretary of State of Delaware on or before the Closing (as defined below) the Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation") in the form attached hereto as Exhibit A.

     1.2 CLOSING. Subject to the terms and conditions of this Agreement, the Series E Investors each agree severally, and not jointly, to purchase at the Closing and the Company agrees to sell and issue to each Series E Investor at the Closing, that number of shares of the Company's Series E Preferred Stock, par value $.001 per share (the "Series E Preferred Stock"), as is set forth next to each such Series E Investor's name on the signature pages hereto and, in the aggregate, 493,947 shares of Series E Preferred Stock for the purchase price of $33.364 per share. The purchase and sale of the 493,947 shares of the Series E Preferred Stock shall be deemed to take place at the offices of Cooley, Godward, Castro, Huddleson & Tatum, 2595 Canyon Boulevard, Suite 250, Boulder, Colorado 80301, at 2:00 p.m., M.T., on July 12, 1996, or at such other time and place as the Company and the Series E Investors mutually agree upon orally or in writing (which time and place are designated as the "Closing"). At the Closing, the Company shall deliver to the Series E Investors certificates representing the Series E Preferred Stock which each such Series E Investor is purchasing against delivery to the Company by the Series E Investors of a check or wire transfer in the amount of the purchase price therefor payable to the Company's order.


2. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company hereby represents and warrants to each Series E Investor that, except as set forth on a Schedule of Exceptions specifically identifying the relevant paragraph hereto, which exceptions shall be deemed to be representations and warranties as if made hereunder:

     2.1 ORGANIZATION, GOOD STANDING AND QUALIFICATION. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as now conducted and as proposed to be conducted. The Company is duly qualified to transact



                                       1.

business and is in good standing in each jurisdiction in which the failure so to qualify would have a material adverse effect on its business, properties, results of operations, prospects or condition (financial or otherwise) (a "Material Adverse Effect").

     2.2   CAPITALIZATION AND VOTING RIGHTS.

           (a) The authorized capital of the Company, after the filing of the Certificate of Incorporation, consists of (i) 6,500,000 shares of common stock, par value $.001 per share (the "Common Stock"), of which 1,447,209 shares are issued and outstanding and are owned by the persons in the numbers specified in Schedule B hereto, (ii) 1,796,982 shares of Preferred Stock, par value $.001 per share (the "Preferred Stock"), of which 168,000 shares have been designated Series A Preferred Stock all of which are issued and outstanding, 1,600 shares have been designated Series B Preferred Stock none of which are issued and outstanding, 417,983 shares have been designated Series C Preferred Stock, of which 416,007 are issued and outstanding and 853,664 shares have been designated Series E Preferred Stock, none of which are issued and outstanding.

           (b) Except for (i) the conversion privileges of the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock and the Series E Preferred Stock, (ii) any rights provided for in this Agreement, the Stockholders Agreement dated even herewith (the "Stockholders Agreement"),
(iii) those certain Warrants by and between the Company and Weston Presidio dated August 8, 1994 and that certain Warrant between the Company and Montgomery Securities, L.P. dated as of November 14, 1994 (collectively, the "Warrants") and (iv) the Certificate of Incorporation, there are not outstanding any options, warrants, rights (including conversion or preemptive rights) or agreements for the purchase or acquisition from the Company of any shares of its capital stock. The Company is not a party or subject to any agreement or understanding, and, to the Company's knowledge, except for the Stockholders Agreement, there is no agreement or understanding between any persons and/or entities, which affects or relates to the voting or giving of written consents with respect to any security or by a director of the Company. Neither the execution of this Agreement, the consummation of the transactions contemplated hereby nor the exercise of any rights granted to the Series E Investors hereunder or under the Certificate of Incorporation will result in any change in the conversion provisions of any other outstanding securities of the Company, whether through an adjustment required under any "antidilution" or similar provision, or otherwise.

     2.3 SUBSIDIARIES. Except as set forth at Section 2.3 of the Schedule of Exceptions, the Company does not presently own or control, directly or indirectly, any interest in any other corporation, association, or other business entity.

     2.4 AUTHORIZATION. All corporate action on the part of the Company, its officers, directors and stockholders necessary for the authorization, execution and delivery by the Company of this Agreement, the Stockholders Agreement and the Registration Rights Agreement attached hereto as Exhibit C (the "Registration Rights Agreement"), the performance of all obligations of the Company hereunder and thereunder and the





                                       2.

authorization, issuance (or reservation for issuance) and delivery of the Series E Preferred Stock and the Common Stock issuable upon conversion of the Series E Preferred Stock has been taken or will be duly taken prior to the Closing, and each of this Agreement, the Stockholders Agreement and the Registration Rights Agreement constitutes a valid and legally binding obligation of the Company, enforceable in accordance with its terms, subject to bankruptcy and other laws of general application affecting the rights of creditors, and except to the extent that the availability of any equitable remedy is subject to the discretion of a court.

     2.5   VALID ISSUANCE OF SERIES E PREFERRED AND COMMON STOCK.

           (a) The Series E Preferred Stock which is being purchased by the Series E Investors hereunder, when issued, sold and delivered in accordance with the terms hereof for the consideration expressed herein, will be duly and validly issued, fully paid and nonassessable and, based in part upon the representations of the Series E Investors in this Agreement, will be issued in compliance with all applicable securities laws, as presently in effect, of the United States and each of the states whose securities laws govern the issuance of any of the Series E Preferred Stock hereunder. The Common Stock issuable upon conversion of the Series E Preferred Stock has been duly and validly reserved for issuance and, upon issuance in accordance with the terms of the Certificate of Incorporation, will be duly and validly issued, fully paid and nonassessable, and based in part upon the representations of the Series E Investors in this Agreement, issued in compliance with all applicable securities laws, as presently in effect, of the United States and each of the states whose securities laws govern the issuance of any of the Series E Preferred Stock hereunder. The Company has reserved a sufficient authorized but unissued number of shares of Common Stock for issuance upon conversion of the Series E Preferred Stock as well as in respect of all other outstanding securities of the Company that are convertible into, or exercisable or exchangeable for, Common Stock.

           (b) The outstanding shares of Common Stock are all duly and validly authorized and issued, fully paid and nonassessable, and were issued in compliance with all applicable securities laws of the United States and each of the states whose securities laws govern the issuance of any of the Common Stock.

     2.6 Governmental Consents. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority on the part of the Company is required in connection with the consummation of the transactions contemplated by this Agreement, the Stockholders Agreement and the Registration Rights Agreement, except for (i) the filing of applicable blue sky forms in the appropriate states, and (ii) the filing of a Form D pursuant to the provisions of Regulation D promulgated under the Securities Act of 1933, as amended (the "1933 Act"), which filings will be effected within the required periods but, in no event, later than 15 days after the Closing.

     2.7 COMPLIANCE WITH LAW. The Company is in compliance with all applicable federal, state and local laws, statutes, licensing requirements, rules and regulations, and





                                       3.

judicial or administrative decisions applicable to the conduct of its business, except where the failure to so comply would not have a Material Adverse Effect on the Company. The Company has been granted any and all licenses, permits (temporary or otherwise), authorizations and approvals from federal, state, local and foreign government regulatory bodies necessary to carry on its business and operations as currently conducted, all of which are in full force and effect, except for such licenses, permits, authorizations and approvals the failure to have obtained would not have a material adverse effect on the Company. Consummation of the transactions contemplated by that certain Agreement and Plan of Merger, dated June 4, 1996, by and between the Company, WO Holdings, Inc. and Alfalfa's Markets, Inc. (the "Merger Agreement") will not result in the violation by the Company or any other constituent to such transaction of any federal or state anti-trust, unfair competition or similar law, statute, rule or regulation nor require that any of such entities divest itself of any of its present operations.

     2.8 LITIGATION. A description of each of the pending or, to the best knowledge of the Company, threatened actions, suits or proceedings related to the Company or in which the Company is involved, is set forth at Section 2.8 of the Schedule of Exceptions. There is no action, suit, proceeding or investigation pending or, to the best knowledge of the Company, currently threatened against the Company which questions the validity of this Agreement, the Stockholders Agreement or the Registration Rights Agreement, or the right of the Company to enter into them, or to consummate the transactions contemplated hereby or thereby, or which might result, either individually or in the aggregate, in any Material Adverse Effect on the Company, or any change in the current equity ownership of the Company, nor is the Company aware of any facts which in the reasonable judgment of the Company would serve as the basis for any litigation which, if resolved adversely to the Company, is likely to result in a judgment against the Company which would have a Material Adverse Effect on the Company. The foregoing includes, without limitation, actions pending or, to the best knowledge of the Company, threatened (or any fact which in the reasonable judgment of the Company would serve as the basis for any such action which is likely to result in such a judgment against the Company) involving the prior employment of any of the Company's employees, their use in connection with the Company's business of any information or techniques allegedly proprietary to any of their former employers, or their obligations under any agreements with prior employers. The Company is not a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality. There is no action, suit, proceeding or investigation by the Company currently pending or which the Company intends to initiate.

     2.9 PROPRIETARY RIGHTS. The Company has sufficient title and ownership (or can obtain such title and ownership without a Material Adverse Effect on the Company) of all material trademarks, service marks, trade names, copyrights, trade secrets, information and proprietary rights necessary for its business as now conducted and as proposed to





                                       4.

be conducted, and to the best of the Company's knowledge, without any conflict with or infringement of the rights of others. The Company is not aware of any trademarks, service marks, trade names, copyrights, trade secrets, information or proprietary rights for which it would need to obtain title and ownership for its business as now conducted and as proposed to be conducted, and which, if not obtained, would have a Material Adverse Effect on the Company. There are no outstanding material options, licenses, or agreements of any kind relating to the foregoing, nor is the Company bound by or a party to any material options, licenses, concurrent use agreements or other agreements of any kind with respect to the trademarks, service marks, trade names, copyrights, trade secrets, licenses, information and proprietary rights of any other person or entity. The Company has not received any communication alleging that the Company has violated or, by conducting its business as proposed, would violate, any of the trademarks, service marks, trade names, copyrights or trade secrets or other proprietary rights of any other person or entity. The Company is not aware that any of its employees is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or is subject to any judgment, decree or order of any court or administrative agency, that would materially interfere with the use of his or her best efforts to promote the interests of the Company or that would conflict with the Company's business as proposed to be conducted. Neither the execution nor delivery of this Agreement, the Stockholders Agreement or the Registration Rights Agreement, nor the carrying on of the Company's business by the employees of the Company, nor the conduct of the Company's business as proposed, will, to the Company's knowledge, conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any material contract, covenant or instrument known to the Company under which any of such employees is now obligated.

     2.10 COMPLIANCE WITH OTHER INSTRUMENTS. The Company is not in violation or default of any provision of its corporate charter (as in place on the date hereof or as to be amended by the Certificate of Incorporation) or bylaws or, except as set forth at Section 2.10 of the Schedule of Exceptions, of any material instrument or material contract to which it is a party or by which it or any of its properties is bound, which material contracts are set forth on Schedule C hereto, or, to its knowledge, of any provision of federal or state statute, rule or regulation applicable to the Company. Set forth on Schedule C is each contract which the Company would be obligated to file with the Securities and Exchange Commission (the "SEC") as an exhibit to a Registration Statement under the 1933 Act pursuant to Item 4 or 10 of Item 601 to Regulation S-K. The execution, delivery and performance of this Agreement, the Stockholders Agreement and the Registration Rights Agreement, and the consummation of the transactions contemplated hereby and thereby, will not result in any such violation or be in conflict with or constitute, with or without the passage of time and giving of notice, either a default under any such provision, instrument, or contract or an event which results in the creation of any material lien, charge or encumbrance upon any assets of the Company.

     2.11  AGREEMENTS; ACTION.

           (a) Except for agreements explicitly contemplated hereby, as set forth at Section 2.11(a) of the Schedule of Exceptions or by the Stockholders Agreement, the Tax Indemnification Agreement dated July 3, 1993 (the "Tax Indemnification Agreement"), between Wild Oats and certain stockholders, the Warrants, or the Registration Rights Agreement, there are no written or oral agreements, understandings or proposed transactions





                                       5.

between the Company and any of its officers, directors, stockholders, employees, consultants or affiliates, or any affiliate thereof.

           (b) Except as set forth on Schedule C hereto, there are no agreements, understandings, instruments, contracts or proposed transactions, to which the Company is a party or by which it is bound which may involve (i) obligations (contingent or otherwise) of, or payments to the Company in excess of, $50,000, except for obligations incurred in the ordinary course of business, or (ii) provisions restricting (geographically or otherwise) the delivery of the Company's services and products or (iii) indemnification or guaranty by the Company.

           (c) Except as set forth at Section 2.11(c) of the Schedule of Exceptions, the Company has not engaged in the past three (3) months in any discussion (i) with any representative of any corporation or corporations regarding the consolidation or merger of the Company with or into any such corporation or corporations, (ii) with any corporation, partnership, association or other business entity or any individual regarding the sale, conveyance or disposition of all or substantially all of the assets of the Company or a transaction or series of related transactions in which more than fifty percent (50%) of the voting power of the Company is disposed of, or (iii) regarding any other form of acquisition, liquidation, dissolution or winding up of the Company.

           (d) Each contract listed or described on Schedule C is a valid and binding obligation of the Company and is in full force and effect, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights or remedies in general from time to time in effect and the exercise by courts of equity powers. The Company has performed all of its material obligations required to be performed through the date hereof under the contracts so listed or described and the Company is not in breach or default in any respect thereunder nor has any event or circumstance occurred which, with notice or lapse of time or both, would constitute any such breach or default, except in any such case for such breaches or defaults which, individually or in the aggregate, do not, and, insofar as reasonably can be foreseen, in the future will not, have a Material Adverse Effect on the Company. To the best of the Company's knowledge, none of the other parties to such contracts is in breach or default in any respect thereunder nor has any event or circumstance occurred which, with notice or lapse of time or both, would constitute any such breach or default, except in any such case for such breaches or default which, individually or in the aggregate, do not, and, insofar as reasonably can be foreseen, in the future will not, have a Material Adverse Effect on the Company.

           (e) Except for the WO Holdings, Inc. Certificate of Incorporation and Bylaws, the Stockholders Agreement and the Registration Rights Agreement and as set forth in that Section 2.11(e) of the Schedule of Exceptions, there are no other agreements which will be in effect after the Merger with regard to (i) registration of the Company's or WO Holdings' capital stock pursuant to the Securities Act of 1933, as amended, (ii) voting of the Company's or WO Holdings' capital stock by the holders thereof or (iii) governing the rights of the holders of the Company's or WO Holdings' capital stock.





                                       6.

     2.12  DISCLOSURE.

           Neither this Agreement, nor any of the other agreements or documents contemplated hereby or furnished by or on behalf of the Company to the Series E Investors in connection with the negotiation and the sale of the Series E Preferred Stock, nor the financial statements referred to in Section
2.16 hereof, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading. There is no fact known to the Company which the Company has not disclosed to the Series E Investors which materially adversely affects, or insofar as the Company can reasonably foresee will materially adversely affect, the properties, business, prospects, operations, earnings, assets, liabilities or condition (financial or otherwise) of the Company or the ability of the Company to perform its obligations under this Agreement, the Series E Preferred Stock, the other agreements and documents referred to herein or any document contemplated hereby or thereby.

           The projections provided to the Series E Investors are based on the good faith estimates and assumptions of the management of the Company, which has no reason to believe that such projections are not reasonable. As a result of unanticipated events and circumstances, such assumptions may be incomplete or incorrect. For these reasons, actual results achieved during the period covered by the projects may vary from those forecast in the projections, and the variations may be material and adverse. In addition, the Company has had a limited operating history on which to base its net sales and expense assumptions, particularly for its supermarket format stores. As a result, the projections are in large part based on assumptions derived from management's experience at the six supermarket format stores opened by the Company to date.

     2.13 REGISTRATION RIGHTS. Except as provided in the Registration Rights Agreement and the Warrants, the Company has not granted or agreed to grant any registration rights, including piggyback rights, to any person or entity.

     2.14 CORPORATE DOCUMENTS. Except for amendments necessary to satisfy representations and warranties or conditions contained herein (the form of which amendments has been approved by the Series E Investors), the Certificate of Incorporation and Bylaws of the Company are in the form previously provided to counsel for the Series E Investors.

     2.15 TITLE TO AND SUFFICIENCY OF PROPERTY AND ASSETS. The Company has good and marketable title to all of its properties and assets (including, without limitation, the properties and assets reflected on the Company's balance sheet as of April 27, 1996), which properties and assets are in good operating condition and repair (subject to normal wear and tear consistent with the age of the properties or assets) and are sufficient for all operations of the Company which are material to the business of the Company as currently conducted. The Company owns or leases its property and assets free and clear of all mortgages, liens, loans and encumbrances, except such encumbrances and liens which arise in the ordinary course of business and do not materially impair the Company's ownership or use of such property or assets. With respect to the property and assets it leases, the Company is in compliance with





                                       7.

such leases and, to the best of its knowledge, holds a valid leasehold interest free of any liens, claims or encumbrances which would materially impair the Company's use of such leasehold.

     2.16  FINANCIAL STATEMENTS. The Company has delivered to each Series
E Investor its audited financial statements (balance sheet and profit and loss statement, statement of stockholders' equity and statement of cash flows) at and for the two-year period ended December 30, 1995 and its unaudited financial statements (balance sheet and profit and loss statement, statement of stockholders' equity and statement of cash flows) at and for March 30, 1996 and for the three-month period then ended (the "Financial Statements"). The Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods indicated and with each other, except that the interim Financial Statements do not contain all footnotes required by generally accepted accounting principles and are subject to normal year-end adjustments. The Financial Statements fairly present the financial condition and operating results of the Company as of the dates, and for the periods, indicated therein, subject, in the case of the interim Financial Statements, to normal year-end audit adjustments, which will not be material individually or in the aggregate. The Company maintains and will continue to maintain a system of accounting established and administered in accordance with generally accepted accounting principles.

     2.17 CHANGES. Except as set forth at Section 2.17 of the Schedule of Exceptions, since March 30, 1996, the Company has not (i) incurred any indebtedness for money borrowed, or any other liabilities of any sort whatsoever, individually in excess of $75,000 or, in the case of indebtedness and/or liabilities individually less than $75,000, in excess of $200,000 in the aggregate, (ii) made any loans or advances to any person, other than ordinary advances for travel or business expenses, (iii) sold, exchanged or otherwise disposed of any of its assets or rights in excess of $75,000, or (iv) declared or paid any dividends or distributions upon or with respect to any class or series of its capital stock. In addition, since April 27, 1996, there has not been:

           (a) any change in the assets, liabilities, financial condition or operating results of the Company from that reflected in the Financial Statements, except changes in the ordinary course of business which have not had, in the aggregate, a Material Adverse Effect on the Company;

           (b) any damage, destruction or loss of physical property, whether or not covered by insurance, materially and adversely affecting the business, properties or condition (financial or otherwise), of the Company (as such business is presently conducted and as it is proposed to be conducted);

           (c) any waiver by the Company of a valuable right or of a material debt owed by it;

           (d) any satisfaction or discharge of any lien, claim or encumbrance or payment of any obligation by the Company, except in the ordinary course of business and





                                       8.

which does not have a Material Adverse Effect, on the Company (as such business is presently conducted and as it is proposed to be conducted);

           (e) any change or amendment to a contract or arrangement by which the Company or any of its assets or properties is bound or subject which has a Material Adverse Effect on the Company (as presently conducted and as it is proposed to be conducted);

           (f) any change in any compensation arrangement or agreement with any officer, director or consultant;

           (g) any material transaction entered into by the Company not in the ordinary course of its business; or

           (h) to the Company's knowledge, any other event or condition which has had, or could reasonably be expected to have, a Material Adverse Effect on the Company.

     2.18 EMPLOYEE BENEFIT PLANS. Except as set forth at Section 2.18 of the Schedule of Exceptions, the Company does not have any Employee Benefit Plan as defined in the Employee Retirement Income Security Act of 1974.

     2.19 TAX RETURNS, PAYMENTS AND ELECTIONS. The Company has filed all tax returns and reports as required by law. These returns and reports are true and correct in all material respects. The Company has paid all taxes and other assessments due, except those contested by it in good faith which are listed in the Schedule of Exceptions. The Company has not elected pursuant to the Internal Revenue Code of 1986, as amended (the "Code"), to be treated as a collapsible corporation pursuant to Section 1362(a) of the Code, nor has it made any other elections pursuant to the Code (other than elections which relate solely to methods of accounting, depreciation or amortization) which would have a Material Adverse Effect on the Company. The Tax Indemnity Agreement is in full force and effect and there are no unpaid claims for indemnification or other payments thereunder.

     2.20 BUSINESS. The Company is not engaged in any business other than as described in the draft February 12, 1996 private placement memorandum (the "Private Placement Memorandum"), a copy of which has been provided to the Series E Investors.

     2.21  ENVIRONMENTAL COMPLIANCE.

           (a) To the best of the Company's knowledge, the Company is in compliance with all applicable federal, state and local environmental laws, regulations and ordinances governing its business, properties or assets. To the best of the Company's knowledge, all material licenses, permits or registrations required for the business of the Company as presently conducted and proposed to be conducted, under federal, state and local environmental laws, regulations or ordinances have been secured.

           (b) As used herein, "Hazardous Material" means any hazardous or toxic substance, pollutant or waste which is regulated by any federal, state or local governmental





                                       9.

authority; including, but not limited to, hazardous substances as defined under the Comprehensive Environmental Response, Compensation and Liability Act, as amended, hazardous waste as defined under the Resource Conservation and Recovery Act, as amended, air pollutants regulated under the Clean Air Act, as amended, pollutants as defined under the Clean Water Act, as amended, any pesticide as defined by the Federal Insecticide, Fungicide, and Rodenticide Act, any hazardous chemical substance or mixture or imminently hazardous substance or mixture regulated by the Toxic Substances Control Act.

           (c) To the best of the Company's knowledge, no release, emission or discharge of any reportable quantities (as set forth in Title 40, Code of Federal Regulations Section 302) of Hazardous Material into the environment (including the soil, groundwater, surface water or waterways, and air) is presently occurring on or from any property owned, leased or operated by the Company except pursuant to and in compliance with a federal, state or local permit.

           (d) To the best of the Company's knowledge, no reportable quantities (as set forth in Title 40, Code of Federal Regulations Section 302) of Hazardous Material are located in the soil, groundwater, surface water, or waterways at or under any property owned, leased or operated by the Company in quantities or concentrations sufficient to require removal or remediation under the Comprehensive Environmental Response, Compensation and Liability Act, as amended.
           (e) The Company has never (i) been held legally responsible for any release of any Hazardous Material; (ii) received notification from any federal, state or other governmental authority of potential liability for any release of Hazardous Material; or (iii) been required to pay the costs or expenses incurred for the release of any Hazardous Material.

           (f) To the best of the Company's knowledge, no Hazardous Materials, including but not limited to, asbestos, are present in buildings presently leased, owned, or otherwise occupied by the Company in amounts or concentrations that could have a material adverse affect upon the Company's financial position if such Hazardous Materials were required to be removed.

           (g) All environmental reports or similar documents prepared on behalf of, or in the possession of, the Company regarding property owned, leased or otherwise occupied by the Company have been provided to counsel for the Series E Investors.

     2.22 ABSENCE OF CERTAIN COMMERCIAL PRACTICES. To the best of the Company's knowledge, neither the Company nor any officer, director, employee or agent of the Company (or any person acting on behalf of the foregoing), has (i) given or agreed to give any gift or similar benefit of more than nominal value on behalf of the Company to any official or any governmental authority (domestic or foreign), to induce the recipient or his employer to do business, grant favorable treatment or compromise or forego any claim, (ii) made any payment which is illegal under prevailing law (regardless of the jurisdiction in which such payment was





                                      10.

made) to promote or retain sales or to help, procure or maintain good relations with suppliers, (iii) engaged in any activity which constitutes a violation of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations promulgated thereunder, (iv) engaged in any practice violating any United States federal law prohibiting compliance with an unsanctioned foreign boycott or (v) failed to perform its obligations in any respect under any material contract with, or violated in any material respect any federal law known to the company in its dealings with, the federal government or any agency or department thereof, including, but not limited to, any law with respect to conspiracy to defraud, false claims, conspiracy to defraud the United States, embezzlement or theft of public money, fraud and false statement, false demands against the United States, mail fraud, wire fraud, RICO, and truth in negotiations. To the best of the Company's knowledge, no such gift or benefit is required in connection with the operations of the Company or its business to avoid any fine, penalty, cost, expense or adverse change in the business, properties, condition (financial or otherwise), of the Company.

     2.23 INSURANCE. The Company has in full force and effect insurance of the type and in amounts which it reasonably deems adequate for its business as then conducted and as proposed to be conducted, including, without limitation, general liability insurance and insurance covering all rights customarily insured against by businesses that are similarly situated.

     2.24 MINUTE BOOKS. The minute books of the Company and its subsidiaries provided to counsel for the Series E Investors contain a summary of all meetings of directors and stockholders since the time of incorporation and reflect all transactions referred to in such minutes accurately in all material respects.

     2.25 LABOR AGREEMENTS AND ACTIONS. The Company is not bound by or subject to (and none of its assets or properties is bound by or subject to) any written or oral, express or implied, contract, commitment or arrangement with any labor union, and no labor union has requested or, to the knowledge of the Company, has sought to represent any of the employees, representatives or agents of the Company. There is no strike or other labor dispute involving the Company pending, or the knowledge of the Company threatened, which could have a Material Adverse Effect on the Company, nor is the Company aware of any labor organization activity involving any of its employees. The Company is not aware that any officer or employee, or that any group of employees, intends to terminate their employment with the Company, nor does the Company have a present intention to terminate the employment of any officers or key employees of the foregoing. The employment of each officer and employee of the Company is terminable at the will of the Company.

     2.26 MATERIAL LIABILITIES. The Company has no material liabilities or obligations, absolute or contingent (individually or in the aggregate), except liabilities (i) listed on the Financial Statements, (ii) on the schedule of debt obligations furnished the Series E Investors, or (iii) other liabilities and obligations either (a) incurred in the ordinary course of business since April 27, 1996 or (b) which individually do not exceed $75,000 and which in the aggregate do not exceed $200,000.





                                      11.

     2.27  SMALL BUSINESS MATTERS.

           (a) The Company, together with its "affiliates" (as that term is defined in Tittle 13, Code of Federal Regulations, Section 121.401), is a "small business concern" within the meaning of the Small Business Investment Act of 1958, as amended (the "SBA") and the regulations thereunder, including Title 13, Code of Federal Regulations, Section 121.802. The information set forth in the Small Business Administration Forms 480, 652 and Section A of Form 1031 regarding the Company is accurate and complete. Copies of such forms shall have been completed and executed by the Company and delivered to the Regulated Investors (as defined below) at or prior to the Closing.

           (b)   The proceeds from the sale of the Series E Preferred
Stock will be used by the Company as set forth on Schedule D hereto. No portion of such proceeds (i) will be used to provide capital to a corporation licensed under the SBIA, (ii) will be used outside the United States (except
(x) to acquire abroad materials and industrial property rights for a domestic operation or (y) for transfer to a controlled foreign subsidiary, so long as at least 51% of the Company's assets and activities will remain within the United States), or (iii) will be used for any purpose contrary to the public interest (including, but not limited to, activities which are in violation of law) or inconsistent with free competitive enterprise, in each case, within the meaning of 13 C.F.R., Section 107.901.

           (c) Neither the Company's nor any of its Subsidiaries' primary business activity involves, directly or indirectly, providing funds to others, the purchase of discounting of debt obligations, factoring or long-term leasing of equipment with no provision for maintenance or repair, and neither the Company nor any of its subsidiaries is classified under Major Group 65 (Real Estate) of the SIC Manual.

3. REPRESENTATIONS AND WARRANTIES OF THE SERIES E INVESTORS. Each Series E Investor hereby represents and warrants as to itself that:

     3.1 AUTHORIZATION. Such Series E Investor has all necessary corporate or partnership power and authority to enter into this Agreement. This Agreement has been duly authorized, executed and delivered by such Series E Investor and constitutes its valid and legally binding obligation, enforceable in accordance with its terms.

     3.2 PURCHASE ENTIRELY FOR OWN ACCOUNT. This Agreement is made with such Series E Investor in reliance upon such Series E Investor's representation to the Company, which by such Series E Investor's execution of this Agreement such Series E Investor hereby confirms, that the Series E Preferred Stock and the Common Stock issuable upon conversion of the Series E Preferred Stock (collectively, the "Securities") will be acquired for investment for such Series E Investor's own account and accounts under such Series E Investor's common control and ownership, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof in contravention of any federal or state securities laws, and that such Series E Investor has no present intention of selling, granting any participation in, or otherwise distributing the same in contravention of any federal or state securities law.





                                      12.

     3.3 DISCLOSURE OF INFORMATION. Such Series E Investor represents that it has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of the Series E Preferred Stock. The foregoing, however, does not in any manner limit or modify the representations and warranties of the Company in Section 2 of this Agreement or the right of the Series E Investors to rely thereon, regardless of any investigation undertaken by or on behalf of the Series E Investors.

     3.4 INVESTMENT EXPERIENCE. Such Series E Investor is an institutional or individual investor in securities of companies in the development or growth stage and acknowledges that it is able to fend for itself, can bear the economic risk of its investment and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Series E Preferred Stock. If other than an individual, each Series E Investor also represents it has not been organized for the purpose of acquiring the Securities.

     3.5 ACCREDITED SERIES E INVESTOR. Such Series E Investor is and at the Closing will be an "accredited investor" within the meaning of Rule 501 of Regulation D promulgated by the SEC under the 1933 Act, as presently in effect.

     3.6 RESTRICTED SECURITIES. Such Series E Investor understands that the Securities it is purchasing are characterized as "restricted securities" under the federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the 1933 Act, only in certain limited circumstances. In this connection, such Series E Investor represents that it is familiar with Rule 144 promulgated by the SEC, as presently in effect, and understands the resale limitations imposed thereby and by the 1933 Act.

     3.7 FURTHER LIMITATIONS ON DISPOSITION. Without in any way limiting the representations set forth above, each Series E Investor further agrees not to make any disposition of all or any portion of the Securities unless and until the transferee has agreed in writing for the benefit of the Company to be bound by the terms of this Agreement (provided, and only to the extent that, such provisions are then applicable, and provided that any Series E Investor is making such disposition in a transaction other than pursuant to Rule 144 or Rule 144A or under an effective registration statement under the 1933 Act), and

           (a) such Series E Investor shall have notified the Company of the proposed disposition and shall have furnished the Company with a reasonably detailed statement of the circumstances surrounding the proposed disposition, and

           (b) if reasonably requested by the Company, such Series E Investor shall have furnished the Company with an opinion of counsel, reasonably satisfactory to the Company, that such disposition will not require registration of such shares under the 1933 Act.





                                      13.

     3.8 LEGENDS. It is understood that the certificates evidencing the Securities may bear the following legend to the extent reasonably required by applicable law:

         "THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "1933 ACT"), OR ANY APPLICABLE STATE SECURITIES LAWS. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED UNLESS COVERED BY AN EFFECTIVE REGISTRATION STATEMENT WITH RESPECT TO THE SECURITIES UNDER SUCH 1933 ACT, IN COMPLIANCE WITH RULE 144 UNDER THE 1933 ACT, OR THE COMPANY HAS BEEN FURNISHED WITH AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED OR EXCEPT AS OTHERWISE PROVIDED IN THE SERIES E PREFERRED STOCK PURCHASE AGREEMENT DATED JULY 12, 1996."

     3.9 CONSENTS. Except for termination of the relevant waiting period under the Hart-Scott Rodino Act Anti-Trust Improvements Act of 1976, as amended (the "HSR Act"), as required by Section 5.3, no consent, approval or authorization of or designation, declaration or filing with any state, federal or foreign governmental authority on the part of such Series E Investor is required in connection with the valid execution and delivery of this Agreement, the Stockholders Agreement and the Registration Rights Agreement and the consummation of the transactions contemplated hereby and thereby.

4.   STATE COMMISSIONER OF CORPORATIONS.

     THE SALE OF THE SECURITIES WHICH ARE THE SUBJECT OF THIS AGREEMENT HAS NOT BEEN QUALIFIED WITH THE COMMISSIONER OF CORPORATIONS OF ANY STATE AND THE ISSUANCE OF SUCH SECURITIES OR THE PAYMENT OR RECEIPT OF ANY PART OF THE CONSIDERATION FOR SUCH SECURITIES PRIOR TO SUCH QUALIFICATION IS UNLAWFUL, UNLESS THE SALE OF SECURITIES IS EXEMPT FROM QUALIFICATION BY THE APPLICABLE STATE CORPORATIONS CODE. THE RIGHTS OF ALL PARTIES TO THIS AGREEMENT ARE EXPRESSLY CONDITIONED UPON SUCH QUALIFICATION BEING OBTAINED, UNLESS THE SALE IS SO EXEMPT.

5. CONDITIONS OF SERIES E INVESTOR'S OBLIGATIONS AT THE CLOSING. The obligations of each Series E Investor under Section 1 of this Agreement are subject to the fulfillment, on or before the Closing, of each of the following conditions, the waiver of which shall not be effective against any Series E Investor who does not consent in writing thereto:

     5.1 REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Company contained in Section 2 shall be true and correct on and as of the Closing with the same force and effect as though such representations and warranties had been made on and as of the date of the Closing.





                                      14.

     5.2 PERFORMANCE. The Company shall have performed and complied with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing.

     5.3 QUALIFICATIONS. All authorizations, approvals or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful issuance or sale of the Series E Preferred Stock pursuant to this Agreement shall be duly obtained and effective as of the Closing. Without limiting the generality of the foregoing, Chase (as defined below) shall have received all requisite approvals under the HSR Act to permit it to acquire all of the securities to be issued to it in connection with the consummation of the transactions contemplated by the Merger Agreement.

     5.4 PROCEEDINGS AND DOCUMENTS. All corporate and other proceedings in connection with the transactions contemplated at the Closing and all documents incident thereto shall be reasonably satisfactory in form and substance to Series E Investors' counsel, and they shall have received all such counterpart original and certified or other copies of such documents as they shall have reasonably requested.

     5.5 COMPLIANCE CERTIFICATE. The President of the Company shall deliver to each Series E Investor at the Closing a certificate certifying that
(i) the conditions specified in Sections 5.1, 5.2, 5.3 and 5.6 have been fulfilled and stating that there has been no material adverse change in the business, affairs, operations, properties, assets or condition of the Company since March 30, 1996, and (ii) all conditions precedent to the consummation of the transactions contemplated by the Merger Agreement (except those related to the completion of this financing) have been satisfied or duly waived and such officer knows of no reason why such transactions will not be consummated promptly after the Closing.

     5.6 CERTIFICATE OF INCORPORATION. The Certificate of Incorporation in substantially the form attached hereto as Exhibit A shall have been approved by all necessary corporate and stockholder action and duly accepted for filing by the Delaware Secretary of State.

     5.7 BYLAWS. The Bylaws of the Company shall provide that the Board of Directors of the Company shall consist of not more than eleven directors, with the exact number of directors to be specified by resolutions duly adopted from time to time by the Board of Directors.

     5.8 BOARD OF DIRECTORS. Immediately following the Closing and the closing of the Merger, the directors of the Company shall be Michael C. Gilliland, Elizabeth C. Cook, James B. McElwee, Peter D. Behrendt, David M. Chamberlain, David L. Ferguson, M. Laird Koldyke, Barnet M. Feinblum, S.M. Hassan, John Shields and one director to be named by a majority of the Series E Investors.

     5.9   STOCKHOLDERS AGREEMENT. The Stockholders Agreement and
Stockholders Agreement Joinder in substantially the forms attached hereto as Exhibits B-1 and B-2 shall have been entered into by the parties named therein.





                                      15.

     5.10 COMMITTEES. The Committees of the Board of Directors shall be as set forth in Schedule E attached hereto.

     5.11 REGISTRATION RIGHTS AGREEMENT. The parties hereto, as well as the parties to the Registration Rights Agreement dated November 14, 1994 (the "Prior Registration Rights Agreement"), shall have entered into the Registration Rights Agreement and Registration Rights Agreement Joinder in the forms attached hereto as Exhibits C-1 and C-2 and the Prior Registration Rights Agreement shall have been terminated without liability to any party thereto.

     5.12 LEGAL OPINIONS. Each Series E Investor shall have received from Cooley, Godward, Castro, Huddleson & Tatum, counsel for the Company, an opinion, dated as of such Closing, in the form attached hereto as Exhibit D.

6. CONDITIONS OF THE COMPANY'S OBLIGATIONS AT THE CLOSING. The obligations of the Company to each Series E Investor under this Agreement are subject to the fulfillment, on or before the Closing, of each of the following conditions by that Series E Investor:

     6.1 REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Series E Investors contained in Section 3 shall be true and correct on and as of the Closing with the same force and effect as though such representations and warranties had been made on and as of the date of the Closing.

     6.2 PAYMENT OF PURCHASE PRICE. The Series E Investors shall have delivered the aggregate purchase price specified in Section 1.

     6.3 PERFORMANCE. The Series E Investors shall have performed and complied with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by them on or before the Closing.

     6.4 CERTIFICATE OF INCORPORATION. The Certificate of Incorporation substantially in the form attached hereto as Exhibit A shall have been approved by all necessary corporate and stockholder action and duly accepted for filing by the Delaware Secretary of State.

     6.5 QUALIFICATIONS. All authorizations, approvals or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful issuance or sale of the Series E Preferred Stock pursuant to this Agreement shall have been duly obtained and effective as of the Closing.

7. REGISTRATION RIGHTS. Contemporaneous with the execution of this Agreement, (a) each of the parties hereto as well as each of the parties to the Prior Registration Rights Agreement shall enter into the Registration Rights Agreement in the form attached hereto as Exhibit C and (b) the Prior Registration Rights Agreement shall be terminated without any liability to any party thereto.





                                      16.

8.   COVENANTS OF THE COMPANY.

     8.1   SBIC Regulatory Compliance Cooperation.

           (a) In the event that Chase Venture Capital Associates, L.P. ("Chase" or the "Regulated Investor") determines that it has a Regulatory Problem (as defined below), the Company and each Stockholder agrees to use commercially reasonable efforts to take all such actions as are reasonably requested by such Regulated Investor in order (i) to effectuate and facilitate any transfer by such Regulated Investor of any Securities (as defined below) of the Company then held by such Regulated Investor to any person designated by such Regulated Investor, (ii) to permit such Regulated Investor (or any Affiliate of such Regulated Investor) to exchange all or any portion of the voting Securities then held by such person on a share-for-share basis for shares of a class of non-voting Securities of the Company, which non-voting Securities shall be identical in all respects to such voting Securities, except that such new Securities shall be non-voting and shall be convertible into voting Securities on such terms as are requested by such Regulated Investor in light of regulatory considerations then prevailing, and (iii) to continue and preserve the respective allocation of the voting interests with respect to the Company provided for in the Stockholders Agreement and with respect to such Regulated Investor's ownership of the Company's voting Securities. Such actions may include, but shall not necessarily be limited to:

                          (i)   entering into such additional agreements as are
requested by such Regulated Investor to permit any person(s) designated by such Regulated Investor to exercise any voting power which is relinquished by such Regulated Investor upon any exchange of voting Securities for non-voting Securities of the Company; and

                          (ii)  entering into such additional agreements,
adopting such amendments to the Certificate of Incorporation and Bylaws of the Company and taking such additional actions as are reasonably requested by such Regulated Investor in order to effectuate the intent of the foregoing.

     If the Regulated Investor elects to transfer Securities of the Company to a Regulated Holder (as defined below) in order to avoid a Regulatory Problem, the Company shall enter into such agreements with such Regulated Holder as it may reasonably request in order to assist such Regulated Holder in complying with applicable laws, rules and regulations to which it is subject. Such agreements may include restrictions on the redemption, repurchase or retirement of Securities of the Company that would result or be reasonably expected to result in such Regulated Holder holding more voting securities or total securities (equity or debt) than it is permitted to hold under such regulations.

           (b) In the event a Regulated Investor has the right to acquire any of the Company's Securities (as the result of a preemptive offer, pro rata offer or otherwise), at the Regulated Investor's request the Company will offer to sell to such Regulated Investor's non-voting Securities on the same terms as would have existed had such Regulated Investor





                                      17.

acquired the Securities so offered and immediately requested their exchange for non-voting Securities pursuant to paragraph (a) above.

           (c) In the event that any Subsidiary of the Company ever offers to sell any of its Securities to a Regulated Investor, then the Company will cause such Subsidiary to enter into agreements with such Regulated Investor substantially similar to this Section 8.1 and 8.2 below.

           (d) The Company shall grant to any subsequent holder of Securities originally acquired by a Regulated Investor ("Subsequent Purchasers"), upon such person's request, the same rights granted to a Regulated Investor pursuant to this Section 8.1 and Section 8.2 below.

           (e)   For purposes of this Agreement:

                          (i)   "REGULATED HOLDER" means any holder of the
Company's Securities that is (or that is a subsidiary of a bank holding company that is) subject to the various provisions of Regulation Y of the Board of Governors of the Federal Reserve Systems, 12 C.F.R., Part 225 (or any successor to Regulation Y);

                          (ii)  "Regulatory Problem" means (A) any set of facts
or circumstances wherein it has been asserted by any governmental regulatory agency (or a Regulated Investor or any Subsequent Purchaser believes that there is a significant risk of such assertion) that such person (or any bank holding company that controls such person) is not entitled to hold, or exercise any material right with respect to, all or any portion of the Securities of the Company which such person holds or (B) which such person and its Affiliates would own, control or have power (including voting rights) over a greater quantity of Securities of the Company than is permitted under any law or regulation or any requirement of any governmental authority applicable to such person or to which such person is subject; and

                          (iii)   "Securities" means, for purposes of this
Section 8.1, with respect to any person, such person's capital stock or any options, warrants other Securities which are directly or indirectly convertible into, or exercisable or exchangeable for, such person's capital stock (whether or not such derivative Securities are issued by the Company). Whenever a reference herein to Securities refers to any derivative Securities, the rights of a Regulated Investor shall apply to such derivative Securities and all underlying Securities directly or indirectly issuable upon conversion, exchange or exercise of such derivative Securities.

           (f) For purposes of this Article 8, the "Company" shall include any successor in interest thereto upon any merger, consolidation, sale of substantially all of the assets of the Company or any similar transaction.

     8.2   INFORMATION RIGHTS AND RELATED COVENANTS.

           (a) Upon the request of a Regulated Investor, any Affiliate of a Regulated Investor or any Subsequent Purchaser, the Company will:





                                      18.

                          (i)   provide to such person and the U.S. Small
Business Administration (the "SBA") access to its books and records for the purpose of confirming the use of the proceeds of such person's financing and for all other purposes required by the SBA;

                          (ii) provide to such person and the SBA a certificate
of its chief financial officer (A) verifying the use of such proceeds and (B) certifying compliance by the Company with the provisions of this Agreement;

                          (iii) provide to such person an assessment, in form
and substance satisfactory to such person, of the economic impact of such person's financing, specifying the full-time equivalent jobs created or retained, the impact of the financing on the Company's business in terms of expanded revenue and taxes and other appropriate economic benefits, including, but not limited to, technology development or commercialization, minority business development, urban or rural business development, expansion of exports and assistance to manufacturing firms;

                          (iv) provide to such person such financial statements
and other information as such person may from time to time request for the purpose of assessing the Company's financial condition; and

                          (v)   furnish to such person all information
requested by it in order for it to prepare and file SBA Form 468 or to prepare an assessment of the economic impact of such person's financing, and any other information requested or required by any governmental agency asserting jurisdiction over such person.

           (b) The Company will at all times comply with the non-discrimination requirements of 13 C.F.R., Parts 112, 113 and 117.

           (c) The Company acknowledges that the Regulated Investor intends to file the certificate contemplated by 13 CFR Section 107.865(e) and will cooperate in the preparation thereof.

     8.3 ASSIGNMENT. The covenants set forth in this Section 8 shall be assignable to a purchaser, assignee or transferee who purchases shares of Series E Preferred Stock from a Series E Investor; provided, however, that if any Series E Investor shall distribute any shares of Series E Preferred Stock to its limited partners, such partners shall appoint a single agent for purposes of receiving notices and giving consents hereunder and in that connection, shall execute and deliver an irrevocable proxy to such agent.

9.   MISCELLANEOUS.

     9.1 SURVIVAL OF WARRANTIES. The warranties, representations and covenants of the Company and Series E Investors contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Closing and shall in no way be affected by any investigation of the subject matter thereof made by or on behalf of the Series E Investors of the Company.





                                      19.

     9.2 BENEFIT OF AGREEMENT; SUCCESSORS AND ASSIGNS. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties (including transferees of the Series E Preferred Stock or the Common Stock issuable upon conversion thereof). Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement. It is acknowledged and agreed that the Series E Investors may grant participations in the securities acquired hereby so long as any such participations are granted in compliance with any applicable securities laws, including a transfer by Chase substantially as effected with respect to the Series C Preferred Stock

     9.3   GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY AND
CONSTRUED UNDER THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO THE CONFLICTS OF LAWS PROVISIONS THEREOF.

     9.4 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     9.5 TITLES AND SUBTITLES. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

     9.6 NOTICES. Unless otherwise provided, any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given upon personal delivery or telecopy (receipt confirmed, with a copy to be sent by reputable overnight courier as set forth herein) to the party to be notified, or one business day after delivery to a reputable overnight courier, postage prepaid, and addressed to the party to be notified at the address indicated for such party on the signature pages hereof, or at such other address as such party may designate by ten (10) days' advance written notice to the other parties.

     9.7 FINDER'S FEE. Each Series E Investor represents that it neither is nor will be obligated for any finders' fee or commission in connection with this transaction. Each Series E Investor agrees to indemnify and to hold harmless the Company from any liability for any commission or compensation in the nature of a finders' fee (and the costs and expenses of defending against such liability or asserted liability) for which the Series E Investor or any of its officers, partners, employees, or representatives is responsible.

     The Company represents that it neither is nor will be obligated for any finders' fee or commission in connection with this transaction, except for the fee to be paid to Montgomery Securities at the Closing in the amount of $300,000 (net of a credit of $50,000). The Company agrees to indemnify and hold harmless each Series E Investor from any liability for any commission or compensation in the nature of a finders' fee (and the costs and expenses of defending against such liability or asserted liability) for which the Company or any of its officers, employees or representatives is responsible.





                                      20.

     9.8 EXPENSES. If the Closing is effected, the Company shall pay all costs and expenses that it incurs with respect to the negotiation, execution, delivery and performance of this Agreement and shall pay the reasonable fees and out-of-pocket expenses (not to exceed $50,000 (not including legal fees paid with regard to compliance with the HSR Act) without written consent from the Company) of counsel and accountants for the Series E Investors. In the event that the Closing is not effected, the Series E Investors shall bear sole responsibility for all of their expenses, including legal fees.

     9.9 AMENDMENTS AND WAIVERS. Except as otherwise specified in this Agreement, any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the holders of a majority of the Common Stock issued or issuable upon conversion of the Series E Preferred Stock. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each holder of any securities purchased under this Agreement at the time outstanding (including securities into which such securities are convertible), each future holder of all such securities, each party hereto and the Company.

     9.10 SEVERABILITY. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

     9.11 AGGREGATION OF STOCK. All shares of Series E Preferred Stock held or acquired by affiliated entities or persons shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

     9.12 INTEGRATION. This Agreement (including all exhibits and schedules hereto and certificates or other documents delivered in connection with the Closing hereunder), together with the Stockholders Agreement, Certificate of Incorporation and Registration Rights Agreement, embodies the entire agreement and understanding of the parties hereto in respect of the actions and transactions contemplated by this Agreement. There are no restrictions, promises, inducements, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein and in the Stockholders Agreement, Certificate of Incorporation and the Registration Rights Agreement.

     9.13 SPECIAL TRIGGERING EVENT. In order to ensure that the proceeds from the sale of the Series E Preferred Stock are used as contemplated herein, in the event that the Merger has not been completed within fifteen days of the Closing (a "Special Triggering Event"), the Company shall immediately redeem all shares of Series E Preferred Stock as provided in the Company's Amended and Restated Certificate of Incorporation.





                                      21.

10. MERGER. Each Series E Investor hereby consents to the transactions described in the Merger Agreement and hereby waives all right to notices, consents or other actions it would otherwise be entitled arising from the transactions associated with the Merger Agreement.

                           (Signature Pages Follow)





                                      22.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                            WILD OATS MARKETS, INC.


                            /s/ MICHAEL C. GILLILAND
                            -----------------------------------------------
                            By:  Michael C. Gilliland
                            Its:  Chief Executive Officer

                            Address:       1668 Valtec Lane
                                           Boulder, CO  80301
                                           Attention:  Michael C. Gilliland

                            Telecopy:      (303) 938-1350


                                      23.

 The foregoing Agreement is hereby accepted as of the date first above written.

                            NAME OF SERIES E INVESTOR:


                            CHASE VENTURE CAPITAL ASSOCIATES, L.P.,
                            a California Limited Partnership

                            By:    Chase Capital Partners, a New York general
                                   partnership


                            By:/s/ DAVID L. FERGUSON
                               -------------------------------------------------
                               David L. Ferguson,
                               General Partner

                            Address:   380 Madison Avenue, 12th Floor
                                       New York, NY  10017
                                       Attention:  Chief Administrative Officer
                                       Telecopy:  (212) 622-3101

                            Copy to:   CVP Management Corporation
                                       840 Apollo Street, Suite 223
                                       El Segundo, CA  90245
                                       Telecopy:  (310) 335-1965


                            WESTON PRESIDIO OFFSHORE CAPITAL C.V.,
                            a Netherlands Antilles limited partnership

                            By: Weston Presidio Capital Management L.P.
                                a Delaware Limited Partnership


                            By: /s/ JAMES P. McELWEE
                               -------------------------------------------------
                                James P. McElwee,
                                General Partner

                                Address:   343 Sansome Street, Suite 1210
                                           San Francisco, CA  94104-1316
                                           Telecopy:  (415) 398-0990


                                      24.

                            MONTGOMERY ASSOCIATES, 1992 L.P.


                            By:/s/ JACK G. LEVIN
                               -------------------------------------------------
                               Jack G. Levin, Managing Partner

                               Address:         600 Montgomery Street
                                                Newport Beach, CA  92660


                            NATIONAL CITY CAPITAL CORPORATION


                            By:/s/ CARL E. BALDASSARRE
                               -------------------------------------------------
                               Carl E. Baldassarre, Managing Director


                                      25.

                                  EXHIBIT A
                         CERTIFICATE OF INCORPORATION


                       Intentionally Omitted. See 3(i).1.

                                 EXHIBIT B-1
                            STOCKHOLDERS AGREEMENT

                        Intentionally Omitted. See 10.14.

                                 EXHIBIT B-2
                        STOCKHOLDERS AGREEMENT JOINDER


                             Intentionally Omitted

                                 EXHIBIT C-1
                        REGISTRATION RIGHTS AGREEMENT


                       Intentionally Omitted. See 10.16.

                                 EXHIBIT C-2
                    REGISTRATION RIGHTS AGREEMENT JOINDER


                             Intentionally Omitted

                                  EXHIBIT D
                                LEGAL OPINIONS


                             Intentionally Omitted

                                   SCHEDULE A
                             SCHEDULE OF PURCHASERS

                         INVESTOR                    NO. OF SHARES           PRICE
- --------------------------------------------------  ---------------     ---------------
    Chase Venture Capital Associates, L.P.             449,587           $15,000,020.67
    c/o Chase Capital Partners
    380 Madison Avenue, 12th Floor
    New York, NY  10017
    Attn:  Chief Administrative Officer

    Copy to:
    CVP Management Corporation
    840 Apollo Street, Suite 223
    El Segundo, CA  90245
    Attn: David L. Ferguson

    Weston Presidio Offshore Capital C.V.               33,868           $ 1,129,971.95
    c/o Weston Presidio Capital Management L.P.
    343 Sansome Street, Suite 1210
    San Francisco, CA  94101

    Montgomery Securities, L.P.                          2,998           $   100,025.27

    National City                                        7,494           $   250,025.27

                                   SCHEDULE B
                              COMMON STOCKHOLDERS

                          Holder                       Number of Shares
                 ---------------------------------     ----------------
                 Michael C. Gilliland                        452,662
                 Elizabeth C. Cook                           452,662
                 Mark R. Clapp                               340,676
                 Bennett L. Bertoli                           42,000
                 David M. Wilkinson                           28,000
                 David Chamberlain                             4,285
                 Peter Behrendt                                2,857
                 Bob Stone                                     1,328
                 John Heavey                                     800
                 John Fisher                                     200
                 Empire National Corporation                 121,739
                                                         -----------
                        Total Shares Outstanding           1,447,209
                                                         ===========

                             CONVERTIBLE SECURITIES

          Weston Presidio has certain conversion privileges contained in the WP Warrants (as defined in Section 2.2(b) of the Series C Preferred Stock Purchase Agreement) and has certain conversion privileges pursuant to that certain convertible note issued by the Company to Weston Presidio dated October 11, 1994.

                                   SCHEDULE C
                              MATERIAL AGREEMENTS

2.11    (b)   Amendment to Purchase Assets dated February 21, 1990, amended
              November 5, 1990, amended February 27, 1992 and the Agreement to Purchase Assets dated March 1, 1993 (Rainbow purchase contract).

              Debt obligations as described in the schedule furnished the Series E Investors.

              Facilities leases of all stores:

              Store                                     Lessor
              -----                                     ------
              Wild Oats Vegetarian                      Transecon
              Wild Oats Denver                          S & G Realty
              Wild Oats Denver Parking                  1441 York St. Operating Account
              Wild Oats Aurora                          London Square
              Wild Oats St. Francis, Santa Fe           CAMPR Partners
              Wild Oats - Ft. Collins                      Johnson Investments
              Santa Fe Warehouse                        Dumas & Sovola Slade
              Santa Fe Kitchen                          Ricarda & Morris Montoya
              Wild Oats St. Michael's, Santa Fe         Thomas Properties Ltd.
              Wild Oats - Kansas City                      Krugh Commercial
              Wild Oats Colorado Springs                Union Square Plaza
              Wild Oats Albuquerque                        Pacific Mutual Life Insurance Co.
              Wild Oats Boulder                         Rose Realty
              Wild Oats Home Office                     Valtec Associates
              Wild Oats Albuquerque - Juan Tebot        Foothills Shopping Center Assoc.
              Wild Oats - Santa Monica                  Fireside Liquors, Inc.
              Wild Oats - Pasadena                         Jurgensen's Market
              Wild Oats - Los Angeles Kitchen
              Wild Oats Warehouse - Commerce City       UVAG Realty
              Wild Oats Denver storage space            5000 Clarkson Street LLC

              Leases under Negotiation
              ------------------------

              Store                                     Lessor
              -----                                     ------
              Greenwood Village                         SuperValu
              Kansas City                               Scimaca and Sons

              Service Contract between Wild Oats Markets, Inc. and Pretty Good Groceries, Inc. dated July 4, 1993.

              Service contract with AFC ("Sushi company").

              Currently accepting bids to purchase inventory pricing and scanning equipment.

              Contemplated $1.3 million equipment lease with Heller Financial on or about November 14, 1994.

              Contemplated $1.0 million lease line for inventory pricing and scanning equipment.

                                   SCHEDULE D
                                USE OF PROCEEDS

              $ 4,500,000                Repurchase of 63,264 shares of Preferred Stock owned by Stolberg Partners, L.P.

              $11,730,000                Repurchase of 202,104 shares of Common Stock owned by certain former stockholders of Alfalfa's, Inc.

                  $ 8,000                Repurchase of 278 shares of Common Stock owned by Bob Stone, a former stockholder of Wild Oats Markets, Inc.

                                   SCHEDULE E

                      COMMITTEES OF THE BOARD OF DIRECTORS
                             OF WOA HOLDINGS, INC.


     Audit Committee

                David L. Ferguson
                James B. McElwee
                Elizabeth C. Cook

     Compensation Committee

                David L. Ferguson
                James B. McElwee
                Barnet M. Feinblum
                M. Laird Koldyke
                David Chamberlain



                                      E-1